Exhibit 99.1

Digi International Reports Third Fiscal Quarter 2025 Results
Revenue of $108M, Record End of Quarter ARR of $126M
Raises Fiscal Year 2025 Guidance
(Minneapolis, MN, August 6, 2025) - Digi International Inc. ("Digi" or the "Company") (Nasdaq: DGII), a leading global provider of business and mission-critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its third fiscal quarter ended June 30, 2025.

Third Fiscal Quarter 2025 Results Compared to Third Fiscal Quarter 2024 Results

•Revenue was $108 million, an increase of 2%.

•Gross profit margin was 63.5%, an increase of 430 basis points.

•Net income was $10 million, an increase of 6%.

•Net income per diluted share was $0.27, an increase of 4%.

•Adjusted net income per diluted share was $0.53, compared to $0.50.

•Adjusted EBITDA was $28 million, an increase of 11%.

•Annualized Recurring Revenue (ARR) was $126 million at quarter end, an increase of 12%.

Reconciliations of non-GAAP financial measures to their closest GAAP analogues appear at the end of this release.

"Digi remains steadfast on execution, delivering reliable, secure, and scalable solutions for our customers. Our offerings save money and demonstrate compelling ROI, “ stated Ron Konezny, President and CEO. “Despite the dynamic geopolitical environment, Digi realized double-digit year-over-year ARR growth and we improved our profitability. Our strong cash flow and normalizing inventory allowed us to pay down $30 million of debt. Digi’s exceptional team demonstrated resilience and adaptability powering these record results."

Digi International Reports Third Fiscal Quarter 2025 Results
Additional Financial Highlights

•We made payments against our revolving credit facility, reducing our outstanding debt to $40.1 million at quarter end, with a cash and cash equivalents balance of $20.1 million resulting in a debt net of cash and cash equivalents of $20.0 million.

•We had $0.9 million of interest expense in the third quarter of fiscal 2025, compared to $3.2 million in the third quarter of fiscal 2024. The decrease was driven by a decrease in outstanding debt and a reduction in our effective interest rate.

•Cash flow from operations was $24 million in the third quarter of fiscal 2025, compared to $25 million in the third quarter of fiscal 2024, with the change driven primarily by year over year changes in deferred income tax benefit.

•Inventory ended the quarter at $35 million, compared to $53 million at September 30, 2024, reflecting continued efforts to manage inventory levels.
Segment Results
IoT Product & Services
The segment's third fiscal quarter 2025 revenue of $80.0 million was flat as compared to the same period in the prior fiscal year. This consisted of $1.3 million in recurring revenue growth, offset by a $1.3 million decrease in one-time sales, with no material impact from pricing changes. ARR as of the end of the third fiscal quarter was $30 million, an increase of 30% from the prior fiscal year. This increase was due to growth in the subscription base across remote management platforms and extended warranty offerings. Gross profit margin increased 620 basis points to 60.6% of revenue for the third fiscal quarter of 2025, driven by a favorable margin mix among product sales.
IoT Solutions
The segment's third fiscal quarter 2025 revenue of $27.5 million increased $2.3 million, as compared to the same period in the prior fiscal year, consisting of a $1.7 million increase in recurring revenue, driven by growth in both SmartSense and Ventus and a $0.6 million increase in one-time sales. ARR as of the end of the third fiscal quarter was $96 million, an increase of 7% from the prior fiscal year driven by growth in both SmartSense and Ventus. Gross profit margins decreased 240 basis points to 72.0% in the third fiscal quarter of 2025. This decrease was the result of the timing of customer deployments and increased inventory-related expenses.
Capital Allocation Strategy
We intend to continue to deleverage the Company's balance sheet while seeking optimal inventory levels as our supply chain continues to normalize.
Acquisitions remain a top capital priority for Digi. We will be disciplined in our approach and act when we believe an opportunity is appropriate to execute in the context of prevailing market conditions. We intend to focus more on scale and ARR.

Digi International Reports Third Fiscal Quarter 2025 Results
Fourth Fiscal Quarter 2025 Guidance
Digi remains focused on driving long-term growth with resilient execution in the rapidly expanding Industrial Internet of Things marketplace. Our goal is to reach $200 million in ARR and Adjusted EBITDA by the end of fiscal 2028. Strategic acquisitions aligned with these metrics may accelerate this timeline.
ARR Growth continues to be our top strategic priority. We aim to expand it by delivering high-value solutions that help customers achieve their most critical objectives.
The global geopolitical landscape continues to evolve, influencing policies, regulations, taxation, and market dynamics. In this environment, agility and foresight are critical. Digi remains well-positioned with strong and sustained demand for our solutions. Our ability to consistently deliver measurable ROI and empower customer success underscores the value we bring, even amid uncertainty.
Considering the current macro environment and the fluctuating timing of many operational investments by customers, we are raising our profit outlook for fiscal 2025. While our ARR and revenue projections remain unchanged – with ARR projected to grow 10% and revenue to be flat year over year – we now anticipate Adjusted EBITDA growth of 7-8% year over year, up from our prior estimate of approximately 5%.
This improved profitability outlook also enhances our expectations for cash flow from operations, while maintaining our commitment to be in a net cash positive position by the end of the fiscal year.
For the fourth fiscal quarter, we estimate:
•Revenue: $106 million to $110 million
•Adjusted EBITDA: $25.5 million to $27.0 million
•Adjusted Net Income per Diluted Share: $0.47 to $0.51, based on a weighted average diluted share count of 38.1 million shares
We provide guidance or longer-term targets for Adjusted net income per share as well as Adjusted EBITDA targets on a non-GAAP basis. We do not reconcile these items to their most comparable U.S. GAAP measure as it is not possible to predict without unreasonable efforts numerous items that include but are not limited to the impact of foreign exchange translation, restructuring, interest and certain tax-related events. Given the uncertainty, any of these items could have a significant impact on U.S. GAAP results.
Third Fiscal Quarter 2025 Conference Call Details
As announced on July 18, 2025, Digi will discuss its third fiscal quarter results on a conference call on Wednesday, August 6, 2025 at approximately 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Participants may register for the conference call at: https://registrations.events/direct/NTM3031637. Once registration is completed, participants will be provided a dial in number and passcode to access the call. All participants are asked to dial-in 15 minutes prior to the start time.
Participants may access a live webcast of the conference call through the investor relations section of Digi’s website, https://digi.gcs-web.com/ or the hosting website at: https://edge.media-server.com/mmc/p/8vguuunk/.
A replay will be available within approximately two hours after the completion of the call for approximately one year. You may access the replay via webcast through the investor relations section of Digi’s website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International Inc. (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.

Digi International Reports Third Fiscal Quarter 2025 Results
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "potential," "project," "should," or "will" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, including (but not limited to) expectations regarding the Company's profitability and net cash position, inventory levels, supply chain normalization, perceived marketplace opportunities, debt repayments, attributions of potential acquisitions and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to ongoing and varying inflationary and deflationary pressures around the world and the monetary and trade policies of governments globally as well as present and ongoing concerns about a potential recession, the potential for longer than expected sales cycles, the ability of companies like us to operate a global business in such conditions as well as negative effects on product demand and the financial solvency of customers and suppliers in such conditions, risks related to ongoing supply chain challenges that continue to impact businesses globally, regulatory risks that include, but are not limited to, the potential expansion of tariffs and potential changes to regulations impacting the functionality or compliance of our products, risks related to cybersecurity, data breaches and data privacy, risks arising from the present military conflicts in Ukraine and the Middle East, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to integrate and realize the expected benefits of acquisitions, our ability to defend or settle satisfactorily any litigation, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, those set forth in Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended September 30, 2024, subsequent filings on Form 10-Q and other filings, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Reports Third Fiscal Quarter 2025 Results
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA (defined below), each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration, acquisition-related expenses and interest expense related to acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that "Adjusted EBITDA", defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and changes in fair value of contingent consideration, is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that presenting Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance year over year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports Third Fiscal Quarter 2025 Results

Investor Contact:

Rob Bennett
Investor Relations
Digi International
952-912-3524
Email: rob.bennett@digi.com

Digi International Reports Third Fiscal Quarter 2025 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2025	2024	2025	2024
Revenue	$107,514	$105,203	$315,883	$318,994
Cost of sales	39,246	42,945	118,284	133,318
Gross profit	68,268	62,258	197,599	185,676
Operating expenses:
Sales and marketing	23,019	21,501	66,817	61,688
Research and development	16,227	15,132	46,579	44,809
General and administrative	14,099	12,717	42,194	45,987
Operating expenses	53,345	49,350	155,590	152,484
Operating income	14,923	12,908	42,009	33,192
Other expense, net	(963)	(3,248)	(4,605)	(22,386)
Income before income taxes	13,960	9,660	37,404	10,806
Income tax provision (benefit)	3,717	(42)	6,581	164
Net income	$10,243	$9,702	$30,823	$10,642

Net income per common share:
Basic	$0.28	$0.27	$0.84	$0.29
Diluted	$0.27	$0.26	$0.82	$0.29
Weighted average common shares:
Basic	37,073	36,375	36,902	36,266
Diluted	37,653	37,026	37,623	36,921

Digi International Reports Third Fiscal Quarter 2025 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2025	September 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$20,104	$27,510
Accounts receivable, net	66,141	69,640
Inventories	35,439	53,357
Income taxes receivable	1,663	173
Prepaid expenses and other current assets	3,745	3,767
Total current assets	127,092	154,447
Non-current assets	643,249	660,628
Total assets	$770,341	$815,075
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	29,391	23,759
Other current liabilities	59,318	65,578
Total current liabilities	88,709	89,337
Long-term debt	40,085	123,185
Other non-current liabilities	20,040	21,518
Non-current liabilities	60,125	144,703
Total liabilities	148,834	234,040
Total stockholders’ equity	621,507	581,035
Total liabilities and stockholders’ equity	$770,341	$815,075

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended June 30,
	2025	2024
Net cash provided by operating activities	$79,958	$56,657
Net cash (used in) provided by investing activities	(2,148)	947
Net cash used in financing activities	(85,291)	(62,616)
Effect of exchange rate changes on cash and cash equivalents	75	1,656
Net decrease in cash and cash equivalents	(7,406)	(3,356)
Cash and cash equivalents, beginning of period	27,510	31,693
Cash and cash equivalents, end of period	$20,104	$28,337

Digi International Reports Third Fiscal Quarter 2025 Results
Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended June 30,				Nine months ended June 30,
	2025		2024		2025		2024
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$107,514	100.0%	$105,203	100.0%	$315,883	100.0%	$318,994	100.0%

Net income	$10,243		$9,702		$30,823		$10,642
Interest expense, net	932		3,234		4,562		12,592
Debt issuance cost write-off	—		—		—		9,722
Income tax provision (benefit)	3,717		(42)		6,581		164
Depreciation and amortization	8,301		8,299		24,963		24,416
Stock-based compensation expense	3,874		3,514		11,378		10,093
Litigation accrual	—		—		—		6,253
(Gain) loss on asset sale	(181)		18		(181)		(2,111)
Restructuring charge	76		—		460		146
Acquisition expense, net	597		—		597		(61)
Adjusted EBITDA	$27,559	25.6%	$24,725	23.5%	$79,183	25.1%	$71,856	22.5%
TABLE 2
Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended June 30,				Nine months ended June 30,
	2025		2024		2025		2024
Net income and net income per diluted share	$10,243	$0.27	$9,702	$0.26	$30,823	$0.82	$10,642	$0.29
Amortization	5,241	0.14	6,104	0.16	16,241	0.43	18,439	0.50
Stock-based compensation expense	3,874	0.10	3,514	0.09	11,378	0.30	10,093	0.27
Other non-operating expense	31	—	14	—	43	—	72	—
Acquisition expense, net	597	0.02	—	—	597	0.02	(61)	—
Litigation accrual	—	—	—	—	—	—	6,253	0.17
(Gain) loss on asset sale	(181)	—	18	—	(181)	—	(2,111)	(0.06)
Restructuring charge	76	—	—	—	460	0.01	146	—
Interest expense, net	932	0.02	3,234	0.09	4,562	0.12	12,592	0.34
Debt issuance cost write-off	—	—	—	—	—	—	9,722	0.26
Tax effect from the above adjustments (1)	(1,507)	(0.05)	(4,880)	(0.13)	(6,407)	(0.18)	(12,386)	(0.34)
Discrete tax benefits (2)	809	0.02	780	0.02	298	0.01	679	0.02
Adjusted net income and adjusted net income per diluted share (3)	$20,115	$0.53	$18,486	$0.50	$57,814	$1.54	$54,080	$1.46
Diluted weighted average common shares		37,653		37,026		37,623		36,921
(1)The tax effect from the above adjustments assumes an estimated effective tax rate of 18.0% for fiscal 2025 and 2024 based on adjusted net income.
(2)For the three and nine months ended June 30, 2025 and 2024 discrete tax benefits are a result of changes in excess tax benefits recognized on stock compensation.
(3)Adjusted net income per diluted share may not add due to the use of rounded numbers.